Exhibit 10.2
AMENDMENT # 1 TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT dated this 11th day of May, 2007 to that certain EMPLOYMENT AGREEMENT (“Agreement”), dated the 29th day of March 2005, between Access National Mortgage Corporation (“ANMC”, the Employer) and Dean Hackemer (the “Executive”).
WITNESSETH
     WHEREAS, the Executive and the Employer have concluded that changes in the post termination benefits under the Agreement are desirable to the interests of both parties on the terms and subject to the conditions set forth herein.
     NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:
     The following section is hereby amended as indicated:
     4. Termination and Termination Benefits.
     (d) Certain Termination Benefits. In the event of termination by the Employer without Cause, or by the Executive with Good Reason, the Executive shall be entitled to the following benefits:
     Delete the Following:

     (i) For the period subsequent to the date of termination until the Expiration Date, Employer shall continue to pay the Executive his Base Salary in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made to the Executive had this employment not been terminated, unless the Employer elects to make a lump sum severance payment in an equivalent amount within thirty (30) days of the date of termination or the Executive requests a lump sum payment ; provided, however, that the Employer shall be required to make a lump sum severance payment in an equivalent amount within thirty (30) days of the date of termination in the event the Executive terminates his employment for Good Reason as a result of a Change of Control.
     (ii) For the period subsequent to the date of termination until the Expiration Date, Employer shall pay Executive any bonuses that would have been paid to Executive from the date of termination to the Expiration Date, together with information indicating the manner and basis upon which such bonuses were calculated.
     Insert the following in place of the above:

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     (i) A lump sum payment equal to 1.25 multiplied times the total of the Executive’s trailing Base and Cash Bonus compensation as paid over the 12 months preceding the date of termination;
     (ii) Intentionally left blank.
     The following section is hereby amended as indicated (modification of the Non-competition and Non-solicitation term from 6 to 12 months):
     6. Non-competition and Confidential Information.

     (a) Non-competition and Non-solicitation. During the initial term and any successive term of this Agreement and for ~~six~~ 12 months following the termination or cessation of his employment for any reason other than a termination by Employer without Cause or a termination by Executive for Good Reason .........
     All other Terms and Conditions of the original Agreement remain in full force and effect.
     IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

ACCESS NATIONAL MORTGAGE CORPORATION
By:	/s/ Michael W. Clarke
Michael W. Clarke, Chairman

ACCESS NATIONAL BANK
By:	/s/ Michael W. Clarke
Michael W. Clarke, President

EXECUTIVE
By:	/s/ Dean Hackemer
Dean Hackemer

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